FOR IMMEDIATE RELEASE:

   For Additional Information:
   Steve Khoshabe, Executive Vice President/CFO
   United Financial Mortgage Corp
   (630) 571-7222
   www.ufmc.com
   sk@ufmc.com

   Spencer Maus, Senior Vice President
   Dresner Corporate Services, Inc.
   (312) 726-3200, extension 205
   smaus@dresnerco.com

         United Financial Mortgage Signs Strategic Alliance with Austin
                      Bank of Chicago

   Chicago, IL - May 25, 1999 - United Financial Mortgage Corp.
   (CHX: "UFM"), of Oak Brook, IL today announced a strategic alliance to exclusively provide mortgage products and services to the customers of one of Chicago's oldest and most highly regarded financial institutions, the Austin Bank of Chicago. Austin Bank meets the financial services needs of retail and commercial customers on the City's West Side and nearby suburbs.

   The agreement calls for United Financial loan officers to staff Austin Bank branches and provide a number of diversified products previously not available to the Bank's customers via direct marketing at the branch levels and the internet.

   United Financial previously announced an agreement with Microsoft Corp. (Nasdaq: MSFT) to team with the local MSN@Sidewalk
   (www.Chicago.Sidewalk.com) and with the Bank Rate Monitor Infobank (www.bankrate.com) as a part of its overall Internet strategy.

   Mr. Joseph Khoshabe, President of United Financial stated "We are honored and pleased that Austin Bank has selected United Financial as its exclusive provider of mortgage products and services. The officers of Austin Bank have placed a great deal of faith and trust in us to provide the highest level of professionalism to their customers. This alliance will enhance the Austin Bank's ability to provide customers with quality mortgage instruments and will further enhance United Financial's loan origination capability."

   United Financial Mortgage Corp. is a national mortgage banker principally engaged in both retail and wholesale mortgages for family residences of one to four units through traditional and e-commerce channels. The Company is headquartered in Oak Brook, IL and has regional offices in several other states. The Company's web site www.ufmc.com allows consumers to get information on the many different types of mortgage loans offered by the Company, calculated mortgage payments, and apply on-line for a mortgage.